Exhibit 2.2
                                     ANNEX A

                                 PLAN OF MERGER

      THIS PLAN OF MERGER ("PLAN OF MERGER',) dated November 30, 2000, pursuant to Chapter 92A of the Nevada Revised Statutes, as amended ("N.R.S."), IS among iExalt, Inc., a Nevada corporation ("iExalt"), GCN Combination Corp., a Nevada corporation ("Merger SUB"), and Global Christian Network, Inc., a Nevada corporation ("GCN" or the "SURVIVING CORPORATION"). Merger Sub and GCN are hereinafter together referred to as the "MERGING CORPORATIONS."

                                   WITNESSETH:

      WHEREAS, iExalt is a corporation duly organized and validly existing under the laws of the State of Nevada, and has authorized capital stock consisting of
(i) 100 million shares of common stock, $.001 par value per share ("iEXALT COMMON STOCK"), of which 27,395,542 shares are issued and outstanding (as of May 31,2000), and (ii) 20 million shares of Preferred Stock, $.001 par value per share, none of which are issued or outstanding;

      WHEREAS, Merger Sub is a corporation duly organized and validly existing under the laws of the State of Nevada, and has authorized capital stock consisting of (i) 1,000 shares of common stock, $.01 par value per share ("MERGER SUB COMMON STOCK"), of which 1,000 shares are issued and outstanding and owned and held by iExalt;

      WHEREAS, GCN is a corporation duly organized and validly existing under the laws of the State of Nevada, and has authorized capital stock consisting of
(i) 20,000,000 shares of common stock, $0.01 par value per share ("GCN COMMON STOCK',), of which 12,849,382 shares are issued and outstanding and(ii) 5,000,000 shares of preferred stock, $.01 par value per share, no shares of which are issued and outstanding;

      WHEREAS, the respective Boards of Directors of the Merging Corporations deem it advisable and in the best interests of the respective Merging Corporations and their respective shareholders that Merger Sub be merged with and into GCN (the "MERGER"), with GCN to be the surviving corporation of the Merger and to continue in existence after the Merger as authorized by the laws of the State of Nevada, under and pursuant to the terms and conditions set forth in this Plan of Merger, and the Board of Directors of each of the Merging Corporations has duly approved this Plan of Merger and recommended its approval to the respective shareholders of the Merging Corporation; and

      WHEREAS, simultaneously with the execution of this Plan of Merger, iExalt, Merger Sub, GCN and certain principal shareholders of GCN have entered into an Agreement and Plan of Reorganization of even date herewith (the "REORGANIZATION AGREEMENT"), which provides for the execution of this Plan of Merger by iExalt, Merger Sub and GCN;

      NOW, THEREFORE for the purpose of setting forth the terms and conditions of the Merger, the mode of carrying the Merger into effect, and such other details and provisions concerning the Merger as are deemed necessary or desirable, the parties to this Plan of Merger hereby agree, subject to the approval of this Plan of Merger by the requisite consent of the shareholders of each of the Merging Corporations, and subject to the conditions hereinafter set forth as follows:

      1. MERGER. At the Effective Time, Merger Sub shall be merged with and into GCN, with GCN to be the surviving corporation which after the Effective Time shall continue its corporate existence as a Nevada corporation to be governed by the laws of the State of Nevada

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      2. TERMS AND CONDITIONS OF MERGER. At the Effective Time:

         i. the Merging Corporations shall be a single corporation, which shall be GCN, the corporation designated in this Plan of Merger as the surviving corporation;

         ii.  the separate corporate existence of Merger Sub shall cease; and

         iii. the Merger shall have the effects stated in Chapter 92A.250 of the N.R.S.

      3. EFFECT OF THE MERGER ON CAPITAL STOCK. As of the Effective Time, as a result of the Merger and without any action on the part of any holder thereof:

         i. all shares of GCN Common Stock which are issued and outstanding immediately prior to the Effective Time and held of record by persons who own 35,000 or more of the then issued and outstanding shares of GCN Common Stock shall automatically be converted into the right to receive (A) an aggregate of 1,523,302 fully paid and nonassessable shares of iExalt Common Stock, which shares of iExalt Common Stock shall be allocated among the GCN >35,000 Shareholders as set forth opposite each GCN >35,000 Shareholder's name on Schedule 3(i) attached hereto, and (B) if earned, the Contingent Shares described in paragraph (v) below, and each GCN >35,000 Shareholder's shares of GCN Common Stock issued and outstanding immediately prior to the Effective Time shall automatically cease to be outstanding and to exist, and shall be canceled and retired;

         ii. each share of GCN Common Stock which is issued and outstanding immediately prior to the Effective Time and held of record by persons other than the GCN >35,000 Shareholders ("GCN MINORITY SHAREHOLDERS") SHALL AUTOMATICALLY be converted into the right to receive $1.05 in cash per share, or the total cash amount set forth opposite each such GCN Minority Shareholder's respective name on Schedule 3(ii) attached hereto, for an aggregate cash consideration of $28,032.98 for all shares of GCN Common Stock held by all GCN Minority Shareholders;

         iii. each share of GCN Common Stock held in the treasury of GCN shall be canceled and retired;

         iv. each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into one share of Common Stock par value $.01 per share, of the Surviving Corporation, and the shares of Common Stock of the Surviving Corporation resulting from such conversion will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation; and

              Upon and after the Effective Time, no transfer of shares of GCN Common Stock issued and outstanding immediately before the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

              Each holder of a certificate representing shares of GCN Common Stock immediately before the Effective Time will, as of the Effective Time and thereafter, cease to have any rights respecting those shares other then the right to receive, without interest, the shares of iExalt Common Stock or cash as the case may be, into which his shares of GGN Common Stock shall have been converted as a result of the Merger.


      4. DELIVERY, EXCHANGE AND PAYMENT.

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         A. SURRENDER OF CERTIFICATES. At or after the Effective Time: (i) each holder of an outstanding certificate or certificates previously representing shares of GCN Common Stock ("GCN SHAREHOLDER"), WILL, on surrender of his certificate to iExalt, receive a certificate representing the number of shares of iExalt Common Stock or a cashier's cheek for the cash amount, as the case may be, into which such shares of GCN Common STOCK shall have been converted in accordance with Section 3 and as a result of the Merger, and (ii) until any certificate representing GCN Common Stock is surrendered pursuant to this Section 4, that certificate will, for all purposes, be deemed to evidence ownership of the number of whole shares of iExalt Common STOCK issuable in respect of that certificate or the right to receive the cash amount as the case may be, under Section
            3. No interest will be payable with respect to the cash amount payable under Section 3 on surrender of outstanding GCN stock certificates. All shares of iExalt Common Stock issuable in the Merger will be deemed for all purposes to have been issued by iExalt at the Effective Time.

         B. CERTAIN TRANSFERS. In the event of a transfer of ownership of shares of GCN Common Stock that is not registered in the transfer records of GCN, the certificate representing shares of iExalt Common Stock or the cash payment, as the case maybe, issuable or payable with respect of such shares of GCN Common Stock may be issued or paid to a transferee if the certificate representing such shares of GCN Common Stock is presented to iExalt's transfer agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to iExalt and its transfer agent that any applicable stock transfer taxes have been paid.

         C. LOST CERTIFICATES. If any certificate representing shares of GCN Common Stock shall have been lost, stolen or destroyed, upon receipt of (i) an affidavit of that fact from the GCN Shareholder claming the certificate to be lost, stolen or destroyed, (ii) such bond, security or indemnity as iExalt or its transfer agent may reasonably require, and (iii) any other documentation necessary to evidence and effect the bona fide exchange thereof, iExalt shall (A) cause its transfer agent to issue to such GCN Shareholder a certificate representing the shares of iExalt Common Stock or (B) pay the cash amount in form of a cashier's check, as the case may be, into which the shares of GCN Common Stock represented by the lost, stolen or destroyed certificate would have been exchanged under Section 3.

         D. DIVIDENDS AND DISTRIBUTIONS. No dividends (or interest) or other distributions declared or earned after the Effective Time with respect to iExalt Common Stock and payable to the holders of record thereof after the Effective Time will be paid to the holder of any unsurrendered certificate shares of GCN Common Stock for which shares of iExalt Common Stock have been issued in the Merger until the unsurrendered certificates are surrendered as provided herein, but (i) on such surrender, iExalt will cause to be paid, to the person in whose name the certificate representing such shares of iExalt Common Stock shall then be issued, the amount of dividends or other distributions previously paid with respect to such whole shares of iExalt Common Stock with a record date, or which have accrued, subsequent to the Effective Time, but prior to surrender, and (ii) at the appropriate payment date or as soon as practicable thereafter, iExalt will cause to be paid to that person the amount of dividends or other distributions with a record date, or which have been accrued, subsequent to the Effective Time, but which are not payable until a date subsequent to surrender, which are payable with respect to such number of whole shares of iExalt Common Stock, subject in all cases to any applicable escheat laws. No interest will be payable with respect to the payment of such dividends or other distributions on surrender of outstanding certificates.

      5. NO FRACTIONAL SHARES. Notwithstanding any other provision of this Plan of Merger, no certificates for fractional share interests of iExalt Common Stock will be issued.

      6. ARTICLES OF INCORPORATION, BYLAWS, DIRECTORS, COMMITTEES AND OFFICERS.

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         A. ARTICLES OF INCORPORATION. From and after the Effective Time, the
            Articles of Incorporation of GCN, as existing immediately before the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, subject to the right of the Surviving Corporation to amend its Articles of incorporation after the Effective Time in accordance with such Articles of Incorporation and the Nevada General Corporation Law, as amended ("NGCL"'). [TO BE VERIFIED AFTER REVIEW OF ARTICLES.]

         B. BYLAWS From and after the Effective Time of the Merger, the bylaws of GCN, as in effect immediately prior to the Effective Time of the Merger, shall be the bylaws of the Surviving Corporation, until changed or amended as provided therein. [TO BE VERIFIED AFTER REVIEW OF BYLAWS.]

         C. DIRECTORS. From and after the Effective Time, the directors of the Surviving Corporation shall be Donald Sapaugh, Hunter Carr, Robert Fritsche and David E. Fritsche, Jr. If before the Effective Time, any one or more of such persons dies or refuses or becomes unable to serve as a director, then the remaining named persons shall be the directors of the Surviving Corporation from and after the Effective Time. The directors of the Surviving Corporation shall hold office subject to the provisions of the NGCL and the Articles of Incorporation and bylaws of the Surviving Corporation

         D. COMMITTEES. From and after the Effective Time, all committees of the Board of Directors of the Surviving Corporation shall be as from time to time established and appointed by the Board of Directors of the Surviving Corporation after the Effective Time, subject to the provisions of the NGCL and the bylaws of the Surviving Corporation.

         E. OFFICERS. From and after the Effective Time, the officers of the Surviving Corporation shall be as set forth below:


            Donald Sapaugh         Chairman

            David E Fritsche Jr.   Chief Executive Officer and President

            Hunter Carr            Chief Operating Officer, Executive Vice
                                   President and Assistant Secretary

            Robert Fritsche        Chief Financial Officer, Vice President
                                   and Secretary



All other officers of the Surviving Corporation shall be as elected by its Board of Directors at its first meeting following the Effective Time. From and after the Effective Time, the officers of the Surviving Corporation shall hold office subject to the provisions of the NGCL and the bylaws of the Surviving Corporation.

      7. APPROVAL AND EFFECTIVE TIME OF MERGER. This Plan of Merger shall be submitted to the shareholders of each of the Merging Corporations as provided by the NGCL end Chapter 92A of the N.R.S. After the approval of this Plan of Merger by the shareholders of each Merging Corporation in accordance with the requirements of the NGCL and Chapter 92A of the N.R.S., all required documents shall be executed, filed and recorded and all required acts shall be done in order to accomplish the Merger under the provisions of the NGCL, Chapter 92A of the N.R.S. and this Plan of Merger. The Merger shall become effective upon the filing of Articles of Merger by the Merging Corporations with the Secretary of State of the State of Nevada (the "EFFECTIVE TIME") or such later date and time designated in such Articles of Incorporation (which date and time shall not

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         be more than 90 days after the Articles of Merger are filed).

      8. OTHER PROVISIONS.

         A. FURTHER ASSURANCES. If at any time GCN shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm, or record or otherwise, in GCN the title to any property or rights of Merger Sub acquired or to be acquired by or as a result of the Merger, the proper officers and directors of the Merging Corporations, respectively, shall be, and they hereby are, severally and fully authorized to execute and deliver such deeds, assignments and assurances in law and take such other action as may be necessary or proper in the name of GCN or Merger Sub to vest, perfect or confirm title to such property or rights in GCN and otherwise carry out the purposes of this Plan of Merger.

         B. TERMINATION. This Plan of Merger may be terminated at any time before the Effective Time of the Merger, whether before or after action thereon by the shareholders of the Merging Corporations (if such shareholder approval is required), by mutual consent of the Merging Corporations, expressed by action of their respective Boards of Directors. This Plan of Merger shall be automatically abandoned upon the valid termination of the Reorganization Agreement, in accordance with the terms thereof, prior to the filing of Articles of Merger referred to in Section 7 of this Plan of Merger with the Secretary of State of the State of Nevada.

         C. COUNTERPARTS. For the convenience of the parties and to facilitate the filing and recording of this Plan of Merger, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument.

         D. AMENDMENTS. The Merging Corporations, by mutual consent of their respective Boards of Directors, and to the extent permitted by law, may amend, modify, supplement and interpret this Plan of Merger in such manner as may be mutually agreed upon by them in writing at any time before or after adoption thereof by their respective shareholders, and, in the CASE of an interpretation, the actions of such Boards shall be binding.

         E. DISPUTES. Any dispute arising from this agreement shall be governed in accordance with the Rules of Procedure for Christian Conciliation of the Institute for Christian Conciliation (Peacemaker Ministries) for any and all disputes concerning or arising from or under this agreement. Both parties realize that arbitration will be the exclusive remedy for potential disputes and may not later litigate these or any other related matters in civil court.


                            [SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parities hereto have caused this Plan of Merger to be executed as of the date first above written

iEXALT, INC.


By: /s/ DONALD SAPAUGH
Donald W. Sapaugh
Chairman and Chief Executive Officer


GCN COMBINATION CORP.


By: /s/ DONALD SAPAUGH
Donald W. Sapaugh
President



GLOBAL CHRISTIAN NETWORK, INC.


By: /s/ DAVID FRITSCHE
David Fritsche
President

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